Report of Independent Accountants


To the Trustees and Shareholders of
The Target Portfolio Trust, consisting of:
-	Large Capitalization Growth Portfolio
-	Large Capitalization Value Portfolio
-	Small Capitalization Growth Portfolio
-	Small Capitalization Value Portfolio
-	International Equity Portfolio
-	International Bond Portfolio
-	Total Return Bond Portfolio
-	Intermediate- Term Bond Portfolio
-	Mortgage Backed Securities Portfolio
-	U.S. Government Money Market Portfolio


In planning and performing our audits of the financial statements of The Target Portfolio Trust, consisting of Large Capitalization Growth Portfolio, Large Capitalization Value Portfolio, Small Capitalization Growth Portfolio, Small Capitalization Value Portfolio, International Equity Portfolio, International Bond Portfolio, Total Return Bond Portfolio, Intermediate-Term Bond Portfolio, Mortgage Backed Securities Portfolio and U.S. Government Money Market Portfolio (the ?Funds?) for the year ended
December 31, 2002, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity?s objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.
Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.
Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002. This report is intended solely for the information and use of the Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
February 27, 2003
To the Trustees and Shareholders of
The Target Portfolio Trust